UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2018

Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 627-2700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2018, Republic Services, Inc. (the “Company”) entered into a $2.25 billion revolving credit facility pursuant to a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto (the “Credit Agreement”).

The Credit Agreement is unsecured and will mature in June 2023. The Company may request two one-year extensions of the maturity date, but none of the lenders are committed to participate in such extensions. The Credit Agreement includes a feature that allows the Company to increase availability under the facility, at the Company’s option, by an aggregate amount of up to $1.0 billion, through increased commitments from existing lenders or the addition of new lenders, subject to obtaining additional commitments and other customary conditions. At the Company’s option, and subject to customary conditions, borrowings bear interest at a base rate or a Eurodollar rate, plus an applicable margin based on the Company’s debt ratings. Available amounts subject to outstanding letters of credit, and outstanding principal, accrued and unpaid interest and other amounts payable under the facility, may be accelerated upon the occurrence of customary events of default, including (subject to certain materiality thresholds and grace periods) payment defaults, failures to comply with covenants, material inaccuracies of representations or warranties, bankruptcy or insolvency proceedings, changes of control, ERISA matters and cross-defaults to other debt agreements.

The Credit Agreement contains customary affirmative and negative covenants, including, among other things, covenants requiring the Company to maintain certain financial ratios (including a minimum ratio of EBITDA, as defined in the Credit Agreement, to interest and a maximum ratio of total debt to EBITDA). The Company may pay dividends and repurchase common stock if it is in compliance with these covenants.

The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On June 8, 2018, and in connection with the execution and delivery of the Credit Agreement described in Item 1.01 above, the Company terminated its two existing committed credit facilities (each a “Prior Facility”, and together, the “Prior Facilities”). The first Prior Facility was for $1.0 billion and was evidenced by the Second Amended and Restated Credit Agreement, dated as of May 2, 2016, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders party thereto. The second Prior Facility was for $1.25 billion and was evidenced by the Credit Agreement, dated as of June 30, 2014, as amended, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and other lenders party thereto. The Company used available liquidity to repay all indebtedness and fees outstanding under the Prior Facilities. The disclosure provided in Item 1.01 above is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On June 8, 2018, the Company entered into a $2.25 billion Credit Agreement. The information required by Item 2.03 of Form 8-K is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Credit Agreement, dated as of June 8, 2018, by and among Republic Services, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Services, Inc.

Date: June 11, 2018	By:	/s/ Charles F. Serianni
Charles F. Serianni
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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